Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

FNB United Corp.

Asheboro, North Carolina

We consent to the use of our reports dated March 14, 2011 (May 23, 2011 as to the effects of the restatement described in Note 2 and September 14, 2011 as to the effects of the reclassification as described in Note 22 and the retrospective adjustment for discontinued operations as described in Note 27), with respect to the consolidated financial statements of FNB United Corp. and Subsidiary as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports are incorporated by reference in this Amendment No. 2 to the Registration Statement on Form S-1 and to the reference to our firm under the caption “Experts”.

Our report dated March 14, 2011 (May 23, 2011 as to the effects of the restatement described in Note 2 and September 14, 2011 as to the effects of the reclassification as described in Note 22 and the retrospective adjustment for discontinued operations as described in Note 27), contains an explanatory paragraph that states that the Corporation’s significant operating losses and insufficient regulatory capital raise substantial doubt about the Corporation’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit report on the consolidated financial statements also contains an explanatory paragraph referring to the restatement described in Note 2 and the retrospective adjustment for discontinued operations described in Note 27 of the Notes to Consolidated Financial Statements.

Our report dated March 14, 2011 (May 23, 2011 as to the effects of the second material weakness described in Management’s Report on Internal Control over Financial Reporting), on the effectiveness of internal control over financial reporting as of December 31, 2010 expresses our opinion that FNB United Corp. and Subsidiary did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of the material weakness related to the valuation of other real estate owned and the material weakness on the evaluation of subsequent events related to the valuation of impaired loans and other real estate owned.

/s/ Dixon Hughes Goodman LLP

(formerly Dixon Hughes PLLC)

Charlotte, North Carolina

January 11, 2012